Exhibit 99.1
LL&E-ROYALTY TRUST
LL&E ROYALTY TRUST ANNOUNCES UPDATE REGARDING INSURANCE STATUS AND ALLOCATION
LL&E ROYALTY TRUST
The Bank of New York Mellon Trust Company, N.A. — Trustee
                                                            NEWS RELEASE
FOR IMMEDIATE RELEASE
AUSTIN, TEXAS (December 11, 2008) — LL&E Royalty Trust (NYSE: LRT) announced today that it has received an update regarding the status of the working interest owner’s claims under its insurance policies for expenses incurred by the working interest owner as a result of damages caused by Hurricanes Katrina and Rita to properties in which the Trust has an interest. Except as noted below, the working interest owner has informed the Trustee that it believes it has received all of the insurance reimbursements it will receive for damages to the South Pass 89 and Offshore Louisiana properties, and has reported the amounts (net to the working interest owner’s interest) to the Trustee as follows:
•	Reimbursements received by the working interest owner due to lost production will be reported as Other Revenue as follows:
o	Offshore Louisiana Property

▪ South Marsh Island 76 (Hurricane Rita)	$1,275,000.00
•	Reimbursements received by the working interest owner for operating costs will be reported as a reduction to lease operating expense as follows:
o	South Pass 89

▪ SP 89B (Hurricane Katrina)	$816,088.82
▪ SP 86C (Hurricane Katrina)	$111,725.45
o	Offshore Louisiana Property

▪ East Cameron 195 (Hurricane Rita)	$6,525,937.33
▪ South Marsh Island 76 (Hurricane Rita)	$2,328,915.00
▪ Eugene Island 261 (Hurricane Rita)	$52,160.18
▪ Vermillion 331 (Hurricane Rita)	$206,259.55
The figures given above relate to the working interest owner’s interest in the properties. The Trust’s interest in these amounts is 50% with respect to South Pass 89 and 90% with respect to Offshore Louisiana. The exception noted above relates to several making well safe claims for certain properties which have been denied by the working interest owner’s insurers. The working interest owner is evaluating the denials.
The working interest owner further informed the Trustee that the insurance proceeds received will be applied, to the extent permitted by the Trust’s governing documents, to offset existing Excess Production Costs and to fund the Special Cost Escrows for Offshore Louisiana and South Pass 89 in connection with the January 2009 computation of the royalty proceeds payable to the Trust with respect to the October 2008 production month.
Because the existing Excess Production Costs at Offshore Louisiana through the September 2008 production month were approximately $11.2 million, the Trustee anticipates that all of the approximately $10.4 million allocable to Offshore Louisiana will be applied to reduce those Excess Production Costs, and that any balance would then be escrowed by the working interest owner. Because the South Pass 89 Special Cost Escrow was fully funded (based on current estimates) as of the September production month, the Trustee anticipates that the approximately $925,000 allocable to South Pass 89 would be applied first to the approximately $61,000 of South Pass 89 Excess Production Costs existing as of the

September 2008 production month, then to any additional Excess Production Costs relating to the October 2008 production month, and finally to a cash distribution (in accordance with the Trust’s 50% interest) to the Trust. However, even if the Trust does receive a cash distribution relating to South Pass 89, because the Trust has approximately $508,000 in unpaid expenses that are required to be paid prior to any distribution to the Unitholders, the Trustee does not anticipate that the allocation of the insurance proceeds will result in any distribution to Unitholders in connection with the January 2009 distribution or any subsequent periodic distribution.
The working interest owner has further informed the Trustee that although the work to secure and repair or replace damaged equipment and restore production at properties the operators have determined to repair has now been completed, work nevertheless remains ongoing to secure, plug, abandon and dismantle other properties in which the Trust has an interest and that the operators have determined to abandon. In particular, the work and expenses to plug, abandon and dismantle the facilities at South Marsh Island 76 and East Cameron 195 are expected to extend into 2009 or longer. The working interest owner has informed the Trustee that these ongoing expenses are not insured.
During 2006 and 2007 the Trust’s net revenues were below the minimum amounts required by the Trust’s governing documents for the continuation of the Trust. Consequently, in accordance with its governing documents, the Trust terminated effective December 31, 2007 and will sell its assets. However, as announced by the Trustee on October 22, 2008, the Trustee has determined that, in light of current market conditions, it is in the best interests of the Unitholders to postpone the sale of the Trust’s assets. The Trustee will review market conditions frequently, and intends to recommence the marketing process as soon as practicable.
This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include those relating to the amounts of insurance proceeds to be allocated to the properties in which the Trust has an interest, the anticipated application of any such amounts, and the payment of Trust expenses, as well as all estimates of the length of the postponement of the sale of the Trust’s assets, all statements regarding actions the working interest owner or the Trustee intend to take, and all statements regarding the future status and termination of the Trust. An investment in Units issued by LL&E Royalty Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2007, and all of its other filings with the Securities and Exchange Commission. The Trust’s annual, quarterly and other filed reports are available over the Internet at the SEC’s web site at http://www.sec.gov.

Contact:	LL&E ROYALTY TRUST The Bank of New York Mellon Trust Company, N.A., as Trustee Mike Ulrich (800) 852-1422 www.businesswire.com/cnn/lrt.htm